Exhibit 10(1)


                             KELLER & COMPANY, INC.
                       FINANCIAL INSTITUTIONS CONSULTANTS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                                 (614) 766-1426
                               (614) 766-1459 FAX


March 31, 2001


The Board of Directors
Michigan City Savings & Loan Association
2000 Franklin Street
Michigan City, Indiana   46360

Re: Business Plan Proposal

Attention: Thomas F. Swirski, President

This letter represents our proposal to prepare a complete business plan for Michigan City Savings and Loan Association ("Michigan City" or the "Association") to fulfill the requirements of the Office of Thrift Supervision ("OTS") relating to the Association's stock conversion. The plan will focus on Michigan City's new three-year pro formas, the conversion impact on the Association, the planned use of proceeds and internal strategies.

Keller & Company is experienced in preparing business plans for filing with and approval by all regulatory agencies. We prepared thirty-four in 1998, thirty-two in 1999, and thirty-three in 2000, and all have been approved. Your plan will be based on the format provided in the attached Exhibit A. We will prepare the three-year pro formas and each discussion section in accordance with regulatory requirements and based on your input. Our objective is to ensure that your business plan is a meaningful planning tool for the future, is in compliance with all  applicable  requirements,  and that  management  and  directorate  are knowledgeable of and comfortable with the assumptions, commitments and projections contained in the plan, making the plan useful for the future.

Exhibit B provides a sample set of typical pro formas. Your pro formas will incorporate the most current interest rate projections provided by OTS. Our procedure is to request key financial information, including TFR and LMR Reports, investment portfolio mix, recent lending activity, savings activity, costs and yields and other data from Michigan City. Based on a review of this information, I will then meet with management to discuss your plans and expectations for the remainder of 2001, 2002, 2003 and 2004, focusing on items such as use of proceeds, deposit growth expectations, loan origination projections, new products and services, increases in general valuation allowance, new branches, capital improvements and increases in fixed assets, investment strategy, changes in board fees, changes in staffing and annual rise in total compensation. We will then prepare financial projections tying the beginning figures to your June 30, 2001, balances, incorporating your current yields on interest-bearing assets and your current costs of interest-bearing liabilities. Assets and liabilities will then be repriced based on their maturity period, with such items tied to rate indices and their yields and costs adjusting based on interest rate trends. Due to the importance of completing the business plan in a timely manner, we would recommend using the Association's March 31, 2001, financials initially, in order to begin preparing financial projections and providing you and your board with ample time to review the projections. When the Association's June 30, 2001, financials are completed, we will then insert these new balances and yields and costs. The business plan is based on the June 30, 2001, financials from the Association's TFR Report, not the audited financials to be completed

The projections will be based to some extent on your actual performance in 2000 and year-to-date 2001, in conjunction with the input from our discussions. We can introduce numerous scenarios for internal use as part of the preparation of the business plan to show the impact of alternative strategies and the impact of different levels of proceeds, recognizing that the Business Plan to be filed must be based on the midpoint valuation. We will also address the issue of interest rate risk, which is a key issue with regulators, to demonstrate future compliance with the Association's Interest Rate Risk Policy.

With each set of pro formas, we will send you a discussion summary of the assumptions for easy review and comments (Exhibit C). After your review of the pro formas, we will make any adjustments that are requested. When the pro formas are complete, we will provide you with the final pro forma financial statements, as well as pro formas for the holding company (Exhibit D).

With regard to the business plan text, we will complete each section in draft form for your review, and revise each section based on your comments and requests. We will also send a copy to your counsel for their input and comments. The plan will be in full compliance with all regulatory requirements. We also prepare a quarterly comparison chart each quarter after the conversion at no charge for your presentation to the board, showing the quarterly variance in actual performance relative to projections and provide comments on the variance. We will also prepare a presentation outline for management's required business plan meeting with the regional office of the OTS in Chicago. Such representation outline has been used by clients for meetings in Atlanta, Chicago, Dallas, Boston and San Francisco.

Our fee for the preparation of the business plan text and pro formas is $6,000, including out-of-pocket expenses for travel, copying and binding not to exceed $500.

I look forward to possibly working with you and will plan to meet with you to discuss our proposition on June 7, 2001, at 2:00 p.m.

Sincerely,

KELLER & COMPANY, INC.



/s/ Michael R. Keller
---------------------
Michael R. Keller
President

MRK:jmm
enclosure

Accepted this 14th day of June , 2001.



/s/  Thomas F. Swirski
--------------------------------------------
Thomas Swirski, President

                             KELLER & COMPANY, INC.
                       FINANCIAL INSTITUTIONS CONSULTANTS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                                 (614) 766-1426
                               (614) 766-1459 FAX



March 31, 2001


The Board of Directors
Michigan City Savings & Loan Association
2000 Franklin Street
Michigan City, Indiana   46360

Re: Conversion Valuation Agreement

Attn: Thomas Swirski, President

     Keller & Company, Inc. (hereinafter referred to as KELLER) hereby proposes to prepare an independent conversion appraisal of Michigan City Savings & Loan Association (hereinafter referred to as "MICHIGAN CITY"), relating to the conversion of MICHIGAN CITY from a mutual to a stock institution. KELLER will provide a pro forma valuation of the market value of the shares to be sold in the proposed conversion of MICHIGAN CITY.

     KELLER is a financial consulting firm that primarily serves the financial institution industry. KELLER is experienced in evaluating and appraising thrift institutions and thrift institution holding companies. KELLER is an experienced conversion appraiser for filings with the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"), and is also approved by the Internal Revenue Service as an expert in bank and thrift stock valuations.

     KELLER agrees to prepare the conversion appraisal in the format required by the OTS in a timely manner for prompt filing with the OTS and the Securities and Exchange Commission. KELLER will provide any additional information as requested and will complete appraisal updates in accordance with regulatory requirements and based on market conditions.

     The appraisal report will provide a detailed description of MICHIGAN CITY, including its financial condition, operating performance, asset quality, rate sensitivity position, liquidity level and management qualifications. The appraisal will include a description of MICHIGAN CITY's market area, including both economic and demographic characteristics and trends. An analysis of other publicly-traded thrift institutions will be performed to determine a comparable group, and adjustments to the appraised value will be made based on a comparison of MICHIGAN CITY with the comparable group and recognizing the risk related to an initial public offering

     In making its appraisal, KELLER will rely upon the information in the Subscription and Community Offering Circular (Prospectus), including the financial statements. Among other factors, KELLER will also consider the following: the present and projected operating results and financial condition of MICHIGAN CITY; the economic and demographic conditions in MICHIGAN CITY's existing marketing area; pertinent historical financial and other information relating to MICHIGAN CITY; a comparative evaluation of the operating and financial statistics of MICHIGAN CITY with those of other thrift institutions; the proposed price per share; the aggregate size of the offering of common stock; the impact of the conversion on MICHIGAN CITY's capital position and earnings potential; MICHIGAN CITY's proposed initial dividend, if any; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In preparing the appraisal, KELLER will rely solely upon, and assume the accuracy and completeness of, financial and statistical information provided by MICHIGAN CITY, and will not independently value the assets or liabilities of MICHIGAN CITY in order to prepare the appraisal.

     Upon completion of the conversion appraisal, KELLER will make a presentation to the board of directors of MICHIGAN CITY to review the content of the appraisal, the format and the assumptions. A written presentation will be provided to each board member as a part of the overall presentation.

     For its services in making this appraisal, KELLER's fee will be $18,000, including out-of-pocket expenses not to exceed $500. The appraisal fee will include the preparation of one valuation update and any requested analysis regarding the financial impact of a charitable foundation in the conversion appraisal. All additional valuation updates will be subject to an additional fee of $1,000 each. Upon the acceptance of this proposal, KELLER shall be paid a retainer of $3,000 to be applied to the total appraisal fee of $18,000, the balance of which will be payable at the time of the completion of the appraisal.

     MICHIGAN CITY agrees, by the acceptance of this proposal, to indemnify KELLER and its employees and affiliates for certain costs and expenses, including reasonable legal fees, in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to KELLER by MICHIGAN CITY or by an intentional omission by MICHIGAN CITY to state a material fact in the information so provided, except where KELLER or its employees and affiliates have been negligent or at fault.

     KELLER agrees to indemnify MICHIGAN CITY and its employees and affiliates for certain cost and expenses, including reasonable legal fees, in connection with claims or litigation relating to or based upon the negligence or willful misconduct of KELLER or its employees or affiliates.

     This proposal will be considered accepted upon the execution of the two enclosed copies of this agreement and the return of one executed copy to KELLER, accompanied by the specified retainer.

                                     KELLER & COMPANY, INC.


                                     By:      /s/ Michael R. Keller
                                              --------------------------
                                              Michael R. Keller
                                              President


                                     MICHIGAN CITY SAVINGS & LOAN
                                      ASSOCIATION


                                     By:      /s/ Thomas F. Swirski
                                              --------------------------
                                              Thomas Swirski, President


                                     Date:    6/14/01
                                              --------------------------